Exhibit 99.1

November 1, 2023

Dear Carver Shareholders:

In the four short weeks since assuming the role of Interim President & CEO of Carver Bancorp, Inc. and our wholly-owned subsidiary, Carver Federal Savings Bank (“Carver” or the “Bank”), I have been inspired by the passion of our people, the unwavering support of our shareholders, and our impact on the communities that we serve.

im·pact ˈim-ˌpakt  - … the force of impression of one thing on another; a significant or major effect

In January 2023, the Bank emerged from a formal agreement with its primary regulator, concluding a period of enhanced oversight, foundation-building, capital-raising, technology upgrades, and portfolio rationalization. Carver is now a better capitalized and more capable bank with solid liquidity and Tier 1 Capital (12.4%), Leverage (10.1%) and Total Risk Based Capital (13.4%) ratios in excess of “well capitalized” levels.

The Bank continues to grow in scale, market reach and in the diversification of its suite of retail and commercial offerings, while remaining committed to our mission to address the wealth gap by “…providing local residents with a place to save, grow businesses and build wealth, block by block, generation to generation.” With over $720 million in assets as of June 30, 2023, the Bank has grown organically by 28% since 2019, which was achieved through increased productivity and the use of advanced technology (assets per employee up 33%).

This year Carver is celebrating 75 years of providing urban communities and Minority and Women-Owned Business Enterprises (“MWBEs”) with access to capital and competitively priced banking solutions. We lead the way in community-driven finance across the Greater New York City region. From micro-loans to large commercial facilities, to our performance in deploying $50 million of Payroll Protection Program loans (preserving over 5,000 jobs), Carver is recognized as a leading Community Development Financial Institution (“CDFI”) in our market. The Bank has received ”Outstanding“ Community Reinvestment Act (“CRA”) ratings since 2004, and in our latest evaluation, the Office of the Comptroller of the Currency determined that 90% of Carver’s loans were made within our assessment area.

Carver has recently broadened its commercial presence, participating in the financing of national credits and projects such as Krispy Kreme Donuts and the new Atlanta Hawks Training Facility, which provide additional loan portfolio diversification. By leveraging our fintech partnerships, the Bank has:

•	Expanded its consumer credit solutions, deployed robust mobile banking services to underbanked urban centers, and extended its deposit-taking footprint to encompass 9 states, with additional expansion on the horizon

•	Supported over 16,000 small business loans nationwide, through a liquidity funding partnership with a minority-owned fintech company

Carver’s management team and Board of Directors are also shareholders. While Carver’s stock may experience sector-driven volatility or speculation, we firmly believe that our prospects, transparency, and ability to deliver against objectives will ultimately be reflected in Carver’s valuation. We are executing upon a strategy to (i) fuel greater organic growth, (ii) deepen our collaboration with our strategic and fintech partners, (iii) leverage our new technology to achieve greater scale and operating efficiencies, (iv) continue supporting a culture of disciplined risk management, and (v) position the Bank to grow into sustainable core profitability.

I am encouraged by the following results:

•	Asset Growth – strong organic loan growth (8.7% 4-Year CAGR thru FY-2023) and a 95% Loan-to-Deposit ratio, vs. 74% for our peer group, indicating a more profitable asset mix.

•	Portfolio Diversification – commercial and industrial loans (“C&I”) now comprise over 28% of the portfolio; notwithstanding portfolio growth and diversification, over 80% of our lending still supports businesses, investors, non-profit organizations, and individuals in our urban communities.

•	Deposit Growth – Carver’s deposit growth (5.8% 4-Year CAGR thru FY-2023) has been driven by “sticky” institutional deposits, reducing our reliance on external leverage and expensive brokered deposits.

•	Fintech Partnerships – through our fintech partnerships, Carver has expanded its ability to grow loans and deposits, and enhance its commercial and retail offerings, including cash management and credit cards.

•	Charge-offs – The Bank has achieved significant asset growth while maintaining a strong underwriting and portfolio management discipline. Annual net charge-offs of 0.09%, among the lowest in our peer group.

•	Net Interest Margin – Carver’s YTD FY-2024 net interest margin, at 3.14%, is comparable to our peer group and has been sustained by the support of our core relationship deposit accounts.

•	Rising Efficiency – loan assets per employee, a general indicator of efficiency, has increased for four consecutive years at a 7.4% CAGR. Carver is completing more loans by volume and reducing cycle time with the advent of new technologies and best practices.

•	Capital-Raising – since 2019, Carver has taken in over $40 million of net capital additions, primarily driven by direct institutional investor placements and at-the-market common stock offerings.

•	Investment in Technology – The Bank has invested over $3 million since 2019 to upgrade our technology, power a more robust mobile banking platform, and enhance operating efficiency.

Carver’s path to sustainable core profitability hinges on well-learned lessons in portfolio diversification, capital adequacy, and risk and liquidity management, which will enable:

•	Continued growth of C&I lending fueled by our (i) new SBA initiative, (ii) healthcare finance partnership, (iii) progress in Green Energy and contractor financing, and (iv) measured exposure to broadly syndicated loans

•	Ongoing expansion of our digital deposit footprint and mobile banking capabilities

•	Growth in consumer lending via our fintech partnerships

•	Strategic partnerships to expand product/service offerings (e.g., wealth management, estate planning)

•	Continued focus on leveraging technology, operating efficiency, and fixed cost management

On behalf of our management team and Board of Directors, thank you for holding us accountable on this journey to create enduring value for our shareholders, and for enabling Carver to have “a significant or major effect” on the communities that we serve…impact.

Sincerely,

Craig C. MacKay

Interim President & CEO

Carver Bancorp, Inc.

ABOUT CARVER FEDERAL SAVINGS BANK

Carver was founded by a consortium of faith and business leaders in Harlem in 1948 to address the banking needs of the predominantly African American and Caribbean communities whose residents, businesses, and institutions had limited access to mainstream financial services and business capital. Carver remains headquartered in Harlem today, with a branch and 24/7 ATM network that serves the traditionally low-to-moderate-income neighborhoods of the five boroughs of New York City and surrounding areas. As the neighborhoods that we serve have evolved, so has Carver, which today proudly serves as a vehicle of wealth accumulation, finance, and commerce for communities with increasingly diverse income, ethnicity, and socio-economic profiles.